Exhibit (d)(2)

AMENDED AND RESTATED APPENDIX A

TO THE INVESTMENT ADVISORY AND ANCILLARY SERVICES AGREEMENT

BETWEEN FLEXSHARES TRUST AND NORTHERN TRUST INVESTMENTS, INC.,

DATED AUGUST 23, 2011

Intending to be legally bound, the undersigned hereby amend and restate Appendix A to the aforesaid Agreement to include the following investment portfolios as of October 17, 2013:

Name of Fund	Investment Advisory Fee
(expressed as a percentage of each Fund’s average daily net assets)

FlexShares® Morningstar US Market Factor Tilt Index Fund	0.27%

FlexShares® Morningstar Developed Markets ex-US Factor Tilt Index Fund	0.42%

FlexShares® Morningstar Emerging Markets Factor Tilt Index Fund	0.65%

FlexShares® Morningstar Global Upstream Natural Resources Index Fund	0.48%

FlexShares® iBoxx 3-Year Target Duration TIPS Index Fund	0.20%

FlexShares® iBoxx 5-Year Target Duration TIPS Index Fund	0.20%

FlexShares® Ready Access Variable Income Fund	0.25%

FlexShares® Quality Dividend Index Fund	0.37%

FlexShares® Quality Dividend Dynamic Index Fund	0.37%

FlexShares® Quality Dividend Defensive Index Fund	0.37%

FlexShares® International Quality Dividend Index Fund	0.47%

FlexShares® International Quality Dividend Dynamic Index Fund	0.47%

FlexShares® International Quality Dividend Defensive Index Fund	0.47%

FlexShares® STOXX® Global Broad Infrastructure Index Fund	0.47%

FlexShares® Global Quality Real Estate Index Fund	0.45%

All signatures need not appear on the same copy of this Amended and Restated Appendix A.

FLEXSHARES TRUST

By:	/s/ Peter K. Ewing

Title:	Vice President

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Peter K. Ewing

Title:	Senior Vice President